Exhibit 99.1

Potlatch Reports Fourth Quarter and Full Year 2007 Results

SPOKANE, Wash.--(BUSINESS WIRE)--Potlatch Corporation (NYSE:PCH) today reported financial results for the fourth quarter and full year ended December 31, 2007.

Q4 2007 FINANCIAL SUMMARY

--

Earnings from continuing operations after taxes for the quarter were $11.2 million, or $0.28 per diluted common share, compared to $47.4 million, or $1.22 per diluted common share for the fourth quarter of 2006.

	--	Earnings from continuing operations for the fourth quarter of 2006 included $39.3 million, or $24.0 million net of tax ($0.62 per diluted common share), representing the company's total share of the negotiated settlement of the softwood lumber trade dispute between the U.S. and Canada. This was partially offset by an income tax adjustment of $3.9 million, or $0.10 per diluted common share, primarily related to the transfer of assets from the Real Estate Investment Trust (REIT) subsidiary to the company's taxable REIT subsidiary, which holds all of the company's manufacturing businesses.

--	Net earnings for the fourth quarter 2007, including discontinued operations related to the company's former Boardman, Oregon, hybrid poplar tree farm, were $11.2 million, or $0.28 per diluted common share, compared to $45.3 million or $1.16 per diluted common share for the fourth quarter of 2006.

2007 FULL YEAR FINANCIAL SUMMARY

--	Earnings from continuing operations before taxes for the full year 2007 were $87.2 million compared to $69.0 million for the full year 2006, excluding the $39.3 million related to the Canadian softwood settlement.

	--	The $18.2 million increase in pre-tax earnings reflects excellent performances from the Pulp and Paperboard and Real Estate segments.

--	Cash provided by operating activities from continuing operations for the full year ended December 31, 2007, was $145.7 million.

“During the fourth quarter, we made the decision to reduce the pace of timber harvesting from the accelerated harvest levels we experienced during the first three quarters of the year when markets and operating conditions were good. We have seen minor fluctuations in log prices, with sawlogs trending modestly lower due to the housing market and pulpwood up due to the strength in the pulp and paper markets,” said Michael J. Covey, chairman, president and chief executive officer.

“It was a very good fourth quarter for our Real Estate segment and we are very pleased with our 2007 performance following the intensive land value stratification process that was completed in December 2006. For the year, we sold 16,175 acres of non-strategic land at approximately $1,500 per acre, generating more than $24 million in real estate revenue.

“Our Pulp and Paperboard segment continued to generate very strong results in the fourth quarter. Paperboard pricing in the high-end folding carton segment continued to be strong due in part to very high industry-wide capacity utilization and the weak U.S. dollar. We had outstanding operating performance during the quarter at both paperboard mills, ending the year with record production and shipments.

“Our Consumer Products segment also had an exceptional quarter, with record production and sales volume. Further, this segment has been successfully undergoing a product mix shift away from relatively low margin parent roll sales towards higher margin finished goods sales, and we were successful in eliminating all parent roll sales in the fourth quarter.

“Our Wood Products segment had a disappointing fourth quarter primarily as a result of poor lumber pricing and market related downtime taken at our two southern yellow pine mills.

“To sum it up, it was a very good year for Potlatch Corporation. In 2007 we raised the dividend 4.1 percent, and completed two strategic acquisitions that increased our timberland base by 18 percent to a total ownership of 1.7 million acres,” concluded Mr. Covey.

FOURTH QUARTER 2007 BUSINESS PERFORMANCE

Resource

--	Operating income for the segment was $10.6 million, compared to $22.0 million earned in the fourth quarter of 2006.

--	Log markets in the Southern region retreated, but only marginally due to strong pulpwood prices. Harvest levels in the region were reduced in the fourth quarter to avoid an unnecessary buildup of log inventories.

	--	Fee harvest levels in the Southern region decreased 12 percent in the quarter relative to the fourth quarter of 2006, and decreased 40 percent compared to the third quarter of 2007.

	--	In the Southern region, overall prices rose 26 percent due to significantly higher pulpwood log prices coupled with a higher percentage of sawlogs sold in the fourth quarter of 2007 compared to the fourth quarter of 2006. However, overall prices were off one percent compared to third quarter of 2007.

--		Log markets in the Northern region also softened.

	--	Fee harvest in the Northern region decreased 14 percent relative to the fourth quarter of 2006 and declined 34 percent compared to the third quarter 2007 levels, primarily related to favorable logging conditions experienced in the third quarter of 2007.

	--	Prices remained relatively flat compared to the fourth quarter of 2006, while prices declined seven percent in the Northern region compared to the third quarter of 2007.

Real Estate

--	Operating income for the segment was $7.9 million, compared with $9.1 million for the fourth quarter of 2006. Compared to the fourth quarter of 2006, the fourth quarter of 2007 results included the sale of more acres of non-strategic lands, but income was higher in the fourth quarter of 2006 as a result of the sale of a large conservation easement in Arkansas.

Wood Products

--	Operating loss for the segment was $9.1 million, compared to an operating loss of $5.7 million for the fourth quarter of 2006, after excluding the $39.3 million of income associated with the negotiated settlement of the Canadian softwood lumber agreement.

--	The weakness in the housing market continues to negatively impact the segment.

--	Wood costs were slightly lower during the quarter compared to fourth quarter 2006.

--	Market-related downtime at the company's two Arkansas mills resulted in a reduction of 18 million board feet of southern yellow pine production and an increase in conversion costs during the quarter.

--	Fourth quarter 2007 was significantly impacted by lower selling prices for the company's framing lumber products compared to the fourth quarter of 2006.

Pulp and Paperboard

--	Operating income for the segment was $15.7 million, compared to $9.2 million for the fourth quarter of 2006.

--	Market prices for both pulp and paperboard products increased in the fourth quarter compared to the same period last year. Pulp prices rose six percent and paperboard prices increased five percent compared to the fourth quarter of 2006.

--	The weaker U.S. dollar and general global demand for pulp continued to fuel the best global pulp market in more than a decade.

--	Record aggregate shipments of pulp and paperboard were attained during the quarter. Total shipments were seven percent higher than the fourth quarter of 2006. Export shipments of paperboard to Europe increased during the fourth quarter.

Consumer Products

--	Operating income for the segment was $5.2 million for the fourth quarter of 2007, compared to $7.2 million for the same period last year.

--	Finished goods sales tonnage increased 2 percent sequentially and increased 12 percent compared to the fourth quarter of 2006.

--	Pulp prices increased by 6 percent, resulting in a $2.6 million increase in costs for the fourth quarter compared to the same period last year. Higher energy costs also negatively impacted earnings by $2.3 million for the quarter.

--	The ramp up in production at the segment's Midwest converting facility continues to reduce Midwest and total freight expenses.

Other Items

In the fourth quarter of 2007, the company recorded an income tax benefit of $4.4 million related to continuing operations. The income tax benefit was primarily the result of a pre-tax loss for the company’s taxable REIT subsidiary.

Dividend Distribution

During the fourth quarter of 2007, Potlatch increased the quarterly distribution on the company’s common stock by 4.1 percent, resulting in the payment of a regular quarterly distribution on the company’s common stock of $0.51 per share.

OUTLOOK

“Potlatch’s real estate business is performing well and we expect to see increased earnings and cash flow from the segment in 2008, with the planned sale of approximately 18,000 to 22,000 acres. Due to price increases currently being implemented, the outlook for our pulp-based businesses is excellent and we expect year-over-year improvement in cash flow from our Pulp and Paperboard and Consumer Products segments.

“The main concern we face in the coming year is downward pressure on sawlog prices caused by a weak lumber market. While we are seeing evidence of price pressure on sawlogs, it should be partially offset by very strong demand and strong pricing for pulpwood. In total, we expect 2008 fee harvest volumes to be up 300,000 to 500,000 tons over 2007. We expect timber pricing to be down in 2008 relative to 2007, but we don’t believe it will be down enough to defer harvests. We will watch this closely as the year progresses and adjust our harvest plans as market conditions change,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live Web cast and conference call will be held today, February 4, at 6:30 a.m. Pacific time (9:30 a.m. Eastern). Those interested may access the Web cast at www.potlatchcorp.com and conference call by dialing 1-866-383-8009 for U.S./Canada and 1-617-597-5342 for calls outside the U.S./Canada. Participants will be asked to provide pass code number 65659071.

For those unable to participate in the live call, an archived recording will be available through the Potlatch Corporation website at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until February 11, 2008, by calling 1-888-286-8010 for U.S./Canada, or 1-617-801-6888 for calls outside the U.S./Canada, and entering pass code number 63574686.

ABOUT POTLATCH

Potlatch owns 1.7 million acres of forestland in Arkansas, Idaho, Minnesota and Wisconsin, and operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company, which employs 3,800 people, also conducts a land sales and development business. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about future company performance, future earnings and cash flow, future land sales and closings, like-kind exchanges and tax consequences, log pricing, direction of markets, and harvest volumes. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in exchange rates between the U.S. dollar and other currencies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in worldwide demand for Potlatch’s products; changes in worldwide production and production capacity in the forest products industry; competitive pricing pressures for the company’s products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, energy, and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries
Statements of Operations and Comprehensive Income
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$417,035	$387,959	$1,654,021	$1,599,228
Costs and expenses:
Depreciation, depletion and amortization	20,548	20,313	80,084	79,786
Materials, labor and other operating expenses	356,282	312,933	1,365,191	1,332,701
Selling, general and administrative expenses	25,366	22,544	90,488	90,529
Restructuring charge	(38)	-	2,653	-
	402,158	355,790	1,538,416	1,503,016
Income from Canadian lumber settlement	-	39,320	-	39,320
Earnings from continuing operations before interest and taxes	14,877	71,489	115,605	135,532

Interest expense	(8,439)	(7,209)	(30,710)	(29,120)
Debt retirement costs	-	-	-	53
Interest income	339	424	2,282	1,876
Earnings from continuing operations before taxes	6,777	64,704	87,177	108,341
Provision (benefit) for taxes	(4,379)	17,292	(5,977)	(47,705)
Earnings from continuing operations	11,156	47,412	93,154	156,046
Discontinued operations:
Earnings (loss) from discontinued operations (including loss on disposal of $-, $-, $(35,774) and $-)	148	(2,360)	(39,555)	(18,308)
Income tax provision (benefit)	59	(231)	(2,833)	(1,372)
	89	(2,129)	(36,722)	(16,936)
Net earnings	$11,245	$45,283	$56,432	$139,110
Other comprehensive income (loss), net of tax	$(701)	$-	$3,399	$-
Comprehensive income	$10,544	$45,283	$59,831	$139,110
Earnings per common share from continuing operations:
Basic	$0.28	$1.22	$2.38	$4.28
Diluted	0.28	1.22	2.37	4.26
Loss per common share from discontinued operations:
Basic	-	(0.05)	(0.94)	(0.46)
Diluted	-	(0.05)	(0.93)	(0.46)
Net earnings per common share:
Basic	0.29	1.17	1.44	3.81
Diluted	0.28	1.16	1.43	3.79
Average shares outstanding (in thousands):
Basic	39,220	38,781	39,094	36,465
Diluted	39,492	38,973	39,384	36,672

Certain prior period amounts have been reclassified to conform to the current period presentation.

Potlatch Corporation and Consolidated Subsidiaries
Condensed Balance Sheets
Unaudited (Dollars in thousands - except per-share amounts)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash	$9,047	$7,759
Restricted cash	-	6,673
Short-term investments	22,289	21,564
Receivables, net	114,260	135,105
Inventories	169,396	168,816
Prepaid expenses	18,967	16,602
Total current assets	333,959	356,519
Land other than timberlands	8,549	8,554
Plant and equipment, at cost less accumulated depreciation	510,776	562,387
Timber, timberlands and related deposits, net	534,513	391,577
Pension assets	108,435	118,355
Other assets	20,972	20,215

	$1,517,204	$1,457,607
Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$209	$6,157
Current notes payable	110,300	--
Accounts payable and accrued liabilities	174,198	190,107
Total current liabilities	284,707	196,264
Long-term debt	321,301	321,474
Liability for pensions and other postretirement employee benefits	261,956	289,791
Other long-term obligations	18,923	19,059
Deferred taxes	51,981	53,160
Stockholders' equity	578,336	577,859

	$1,517,204	$1,457,607

Stockholders' equity per common share	$14.73	$14.88
Working capital	$49,252	$160,255
Current ratio	1.2:1	1.8:1
Potlatch Corporation and Consolidated Subsidiaries
Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Twelve Months Ended
	December 31,
	2007	2006
Cash Flows From Operations
Net earnings	$56,432	$139,110
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Loss from discontinued operations	3,739	16,936
Loss on disposal of discontinued operations	32,983	-
Depreciation, depletion and amortization	80,084	79,786
Proceeds from sales deposited with a like-kind exchange intermediary	(24,339)	(6,673)
Non-cash cost of real estate sold	3,552	277
Deferred taxes	(3,003)	(69,200)
Equity-based compensation expense	5,804	4,096
Employee benefit plans	(11,111)	(1,418)
Other	866	3,290
Working capital changes	(880)	39,450
Excess tax benefit from share-based payment arrangements	(2,734)	(890)
Income tax benefit related to stock issued in conjunction with stock compensation plans	4,313	2,556
Funding of qualified pension plans	-	(18,092)
Net cash provided by operating activities from continuing operations	145,706	189,228

Cash Flows From Investing
Decrease in short-term investments, net	7,305	36,136
Additions to plant and properties	(90,072)	(51,432)
Deposits on timberlands	(162,351)	-
Other, net	(1,752)	(6,016)
Net cash used for investing activities from continuing operations	(246,870)	(21,312)
Cash Flows From Financing
Change in book overdrafts	270	6,066
Increase in notes payable	110,300	-
Issuance of common stock	9,950	8,503
Issuance of treasury stock	-	513
Repayment of long-term debt	(6,121)	(7,823)
Distributions to common stockholders	(77,460)	(165,116)
Excess tax benefit from share-based payment arrangements	2,734	890
Other, net	(655)	(574)
Net cash provided by (used for) financing activities from continuing operations	39,018	(157,541)
Cash flows from continuing operations	(62,146)	10,375
Cash flows of discontinued operations:
Operating cash flows	68	(7,156)
Investing cash flows	63,366	(1,593)
Financing cash flows	-	-
Increase in cash	1,288	1,626
Cash at beginning of period	7,759	6,133
Cash at end of period	$9,047	$7,759

Certain prior period amounts have been reclassified to conform to the current period presentation.
Highlights
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Distributions per common share (1)	$0.51	$0.49	$1.98	$1.96
(1) Distributions for 2006 do not include a special earnings and profit distribution of $15.15 per common share paid in the first quarter.

Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
Resource	$65,410	$73,117	$296,821	$285,235
Real Estate	11,781	9,807	24,116	13,617
Wood Products
Lumber	70,625	74,833	342,898	377,604
Plywood	13,346	12,650	55,309	55,102
Particleboard	4,609	5,281	19,922	20,419
Other	10,530	11,226	46,464	43,886
	99,110	103,990	464,593	497,011
Pulp and Paperboard
Paperboard	144,506	140,053	567,798	535,796
Pulp	31,275	23,480	101,754	77,291
Other	249	198	1,070	1,113
	176,030	163,731	670,622	614,200
Consumer Products	116,085	106,974	444,699	436,883
	468,416	457,619	1,900,851	1,846,946
Intersegment revenues	(51,381)	(69,660)	(246,830)	(247,718)

Total revenues	$417,035	$387,959	$1,654,021	$1,599,228

Operating income (loss)
Resource	$10,564	$21,988	$81,836	$81,344
Real Estate	7,891	9,149	17,303	11,917
Wood Products	(9,079)	33,610	1,901	39,465
Pulp and Paperboard	15,725	9,204	44,260	23,562
Consumer Products	5,188	7,210	19,194	27,269
Eliminations	(1,274)	1,107	(747)	(3,752)
	29,015	82,268	163,747	179,805
Corporate	(22,238)	(17,564)	(76,570)	(71,464)
Earnings from continuing operations before taxes	$6,777	$64,704	$87,177	$108,341

Certain prior period amounts have been reclassified to conform to the current period presentation.

CONTACT:
Potlatch Corporation
Matt Van Vleet, 509-254-1571 (Media)
Douglas D. Spedden, 509-835-1549 (Investors)